Exhibit 26 (g) ii. a2. 3.

AMENDMENT to the

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM (YRT) AGREEMENT

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

MML BAY STATE LIFE INSURANCE COMPANY, and

C.M. LIFE INSURANCE COMPANY

(hereinafter the “Ceding Company”)

and

HARTFORD LIFE AND ACCIDENT INSURANCE COMPANY

(hereinafter the “Reinsurer”)

Original Treaty Effective Date: April 1, 2010

Coverage: Strategic Edge Group Universal Life (GUL) with or without the variable rider

(GVUL) New York State Business Only

Effective April 1, 2010, the Amendment Effective Date, Article I - Automatic Reinsurance of the above-referenced Agreement will be replaced with the attached Article I - Automatic Reinsurance clarifying the              facultative rule.

Except as provided herein, all other terms, provisions and conditions of the above-referenced Agreement remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Amendment is hereby executed in good faith by both parties:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	5-3-13
Peter G. Ferris
Vice President & Actuary

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	5-3-13
Peter G. Ferris
Vice President & Actuary

C.M. LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	5-3-13
Peter G. Ferris
Vice President & Actuary

HARTFORD LIFE AND ACCIDENT INSURANCE COMPANY

By:	/s/ Michelle L Kunzman	Date:	5/1/2013
Michelle L. Kunzman
Assistant Vice President & Actuary

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ARTICLE I: AUTOMATIC REINSURANCE

A.	The Ceding Company shall automatically cede and the Reinsurer shall automatically accept that portion of the Ceding Company’s group life business (“Business”) as specified in Schedule A – Accepted Coverages, and Schedule B – Reinsurance Limits, that meets the following requirements:

1.	The Ceding Company has retained the Participation Percentage as defined in Schedule B – Reinsurance Limits up to the maximum limit of retention stated therein.

2.	The total amount of reinsurance does not exceed the limits shown in Schedule B- Reinsurance Limits.

3.	If the certificates are issued on a guaranteed issue basis, they must meet the parameters listed in Schedule F – Normal GVUL Underwriting Guidelines and be consistent with Schedule A – Accepted Coverages.

4.	The plans and riders listed in Schedule A – Accepted Coverages.

5.	The risk is a resident of the United States, Puerto Rico or Guam at the time the Policy is issued, regardless of future residency changes. Foreign Lives, as defined in Article XXX – Definitions, are not covered under this Agreement.

B.	Reinsurance that does not qualify for automatic reinsurance under the provisions stated in Paragraph A of this Article, may be submitted to the Reinsurer for facultative consideration as described in Article II – Facultative Submission.

C.	The Ceding Company will perform all underwriting administration using the Ceding Company’s underwriting guidelines listed in Schedule F, or as amended. shall be the Lead Underwriting Reinsurer for this Agreement. However, Business whose volume reinsured with the Reinsurer exceeds $ must be submitted to the Reinsurer for a concentration of risk analysis. If the Reinsurer determines such a risk exists, the Reinsurer may decline the risk or offer alternative reinsurance terms.

D.	The liability of the Reinsurer for automatically ceded Business shall commence simultaneously with that of the Ceding Company. The liability of the Reinsurer for Business ceded automatically shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article IV – Premiums, Payments and Reports or Article X – Increase in Retention at One Location.

E.	For Fully Underwritten cases, the individual risk shall not have been submitted on a facultative basis by the Ceding Company to the Reinsurer or other reinsurers within the last .